Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-160104
October 7, 2010
PS BUSINESS PARKS, INC.
3,000,000 DEPOSITARY SHARES
EACH REPRESENTING 1/1000 OF A 6.875% CUMULATIVE
PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES R
Final Term Sheet

Issuer:	PS Business Parks, Inc. (PSB)

Security:	Depositary Shares Each Representing 1/1000 of a 6.875% Cumulative Preferred Share of Beneficial Interest, Series R

Size:	3,000,000 depositary shares

Over-allotment Option:	450,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered — Registration Statement No. 333-160104

Public Offering Price:	$25.00 per depositary share; $75,000,000 total (not including over-allotment option)

Underwriting Discounts and Commissions:	$0.7875 per share for Retail Orders; $2,031,750.00 total; and $0.5000 per share for Institutional Orders; $210,000.00 total

Proceeds to the Company, before expenses:	$72,758,250.00 total

Estimated Company Expenses:	$150,000, other than underwriting discounts and commissions

Bookrunners:	Banc of America Securities LLC
Wells Fargo Securities, LLC

Underwriting:

Number of
Firm Shares
Banc of America Securities LLC	1,500,000
Wells Fargo Securities, LLC	1,500,000

Distribution Rights:	6.875% of the liquidation preference per annum; Distributions begin on December 31, 2010

Redemption:	The depositary shares may not be redeemed until on or after October 15, 2015, except in order to preserve our status as a real estate investment trust.

Settlement Date:	October 15, 2010 (T+5)

Delivery Date:	October 15, 2010 (T+5)

Selling Concession:	$0.50/depositary share for Retail Orders;
$0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share

CUSIP Number:	69360J883

ISIN Number:	US69360J8835
The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling Banc of America Securities LLC toll-free 1-800-294-1322 or Wells Fargo Securities LLC toll-free 1-800-326-5897.
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